Exhibit 99.1

For Immediate Release	January 19, 2007
Crown Crafts, Inc. Announces Letter of Intent for Possible Sale of Churchill Weavers, Inc.
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today announced that it has entered into a non-binding letter of intent for the sale of substantially all of the assets of its wholly-owned subsidiary, Churchill Weavers, Inc. (“Churchill”), to Bedford Cottage, LLC (“Bedford Cottage”).
The letter of intent provides that Bedford Cottage will purchase all of Churchill’s assets, except land and buildings (which will be leased to Bedford Cottage concurrent with the purchase of Churchill by Bedford Cottage), and will assume Churchill’s current liabilities. The consummation of this transaction is subject to certain conditions, including financing, due diligence and the execution of a definitive agreement.
The Company had previously announced that it was assessing the value of Churchill and what the financial impact would be were it to be sold or liquidated. Churchill has experienced a continuous decline in sales and incurred operating losses for fiscal year 2006 and the first six months of fiscal year 2007 of $402,000 and $341,000, respectively. Churchill’s operating loss for the first six months of fiscal year 2007 ending October 1, 2006 reduced diluted income per share by $0.03. Management initiated measures to reduce costs and improve sales. Although cost reductions were achieved, sales have not increased. Management has now determined that if a sale is not completed by the expiration of the letter of intent on February 28, 2007, the Company will begin the process of liquidating Churchill.
Goodwill of $90,000 associated with the acquisition of Churchill was written-off in the quarter ended July 2, 2006. In anticipation of the sale or liquidation of Churchill, the Company estimates that it will record valuation allowances approximating $550,000 in the quarter ended December 31, 2006 to reflect the expected net realizable value of Churchill’s receivables, inventories and prepaid expenses. Proceeds from the sale or liquidation of Churchill will generate positive cash flow.
“Churchill has been in business for approximately 85 years and has been part of Crown Crafts since 1996. It is management’s hope that we can consummate a sale to preserve the long history of Churchill,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We have carefully examined all of our alternatives and believe that sale or liquidation is in the best interest of the Company.”
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California, and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Olivia Elliott (225) 647-9124